Exhibit 99.1
FIRST FINANCIAL HOLDINGS, INC.
2440 Mall Drive – Charleston, S.C. 29406
843-529-5933 – FAX: 843-529-5883

NEWS	NEWS	NEWS	NEWS	NEWS

Contact:	Dorothy B. Wright
Vice President/Investor Relations
and Corporate Secretary
(843) 529-5931 / (843) 729-7005
dwright@firstfinancialholdings.com

 FIRST FINANCIAL HOLDINGS, INC.
ANNOUNCES APPOINTMENT OF PRESIDENT AND CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

Charleston, South Carolina (May 11, 2010) – First Financial Holdings, Inc. (“First Financial” or the “Company”) (NASDAQ GSM: FFCH), the holding company for First Federal Savings and Loan Association of Charleston (“First Federal” or the “Association”), announced today that R. Wayne Hall was appointed President and Chief Executive Officer of First Financial and Chief Executive Officer of First Federal.  Mr. Hall succeeds A. Thomas Hood in these positions.  In addition, Blaise B. Bettendorf was appointed Chief Financial Officer of First Financial and First Federal. The changes were made in accordance with the Company’s succession plan and are effective immediately.

Mr. Hall had served as the Principal Financial and Accounting Officer and Chief Financial Officer of the Company since May 2007 and as First Federal’s Chief Operating Officer since July 2009. Ms. Bettendorf joined the Company in January 2010 and prior to her appointment as Chief Financial Officer had served as Chief Accounting Officer of the Company and First Federal. Mr. Hood will continue to serve as President of First Federal and as a director of the Company and First Federal.

“Tom’s leadership and dedication are evident in the success the Company and First Federal have experienced during his 35 years with the Company.  He was instrumental in taking First Federal public in 1983 and in the success the Company has enjoyed since going public,” stated Paula Harper Bethea, the Chairman of the Board of both companies.  “His dedication, vision and guidance have helped us build a strong, successful financial institution and we are forever grateful for his leadership.  The rest of the directors and I are very excited about our transition plans as we anticipate Tom’s retirement in June 2011, and that Wayne is assuming these additional responsibilities at the Company and First Federal as part of this transition plan.  We are excited to watch Wayne continue in his strong leadership of our organization and to implement his team’s operating and strategic plans.”

Mr. Hall commented, “I look forward to continuing Tom’s efforts in the successful operation of the Company and First Federal and moving forward with our established strategic plan.  Additionally, I am very pleased with the confidence the Board has placed in me.”

First Federal operates 65 offices located in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick, New Hanover and Pender counties in coastal North Carolina offering banking, trust and pension administration services.  The Company also provides insurance and brokerage services through First Southeast Insurance Services, The Kimbrell Insurance Group and First Southeast Investor Services.

Forward Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, including operating efficiencies, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. The Company’s actual results, performance or achievements may differ materially from those suggested, expressed or implied by these forward-looking statements as a result of a wide range of factors. These factors include, but are not limited to, the general business environment, general economic conditions nationally and in the States of North and South Carolina, interest rates, the North and South Carolina real estate markets, the demand for mortgage loans, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and charge-offs, changes in our allowance for loan losses and provision for loan losses that may be affected by deterioration in the housing and real estate markets; results of examinations by our banking regulators, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our ability to control operating costs and expenses, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto, competitive conditions between banks and non-bank financial services providers, regulatory changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K for the fiscal year ended September 30, 2009. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on these statements.

Such forward-looking statements may include projections.  Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company.  In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company.  Accordingly, actual results may be materially higher or lower than those projected.  The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.  The Company does not undertake to update any forward-looking statement that may be made on behalf of the Company.

For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com or contact Dorothy B. Wright, Vice President-Investor Relations and Corporate Secretary, (843) 529-5931 or (843) 729-7005.